EXHIBIT 11

Tommy Hilfiger Corporation

Computation of Net Income Per Ordinary Share

(in thousands, except per share amounts)

	Six Months Ended September 30,		Three Months Ended September 30,
	2003	2002	2003	2002
FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares outstanding	90,595	90,194	90,610	90,490

Earnings (loss) before cumulative effect of accounting change	$81,642	$52,262	$64,688	$60,994

Net income (loss)	$81,642	$(377,764)	$64,688	$60,994

Earnings (loss) per share before cumulative effect of accounting change	$0.90	$0.58	$0.71	$0.67

Net income (loss) per share	$0.90	$(4.19)	$0.71	$0.67

DILUTED

Weighted average shares outstanding	90,595	90,194	90,610	90,490

Net effect of dilutive stock options based on the treasury stock method using average market price	262	611	436	339

Total	90,857	90,805	91,046	90,829

Earnings (loss) before cumulative effect of accounting change	$81,642	$52,262	$64,688	$60,994

Net income (loss)	$81,642	$(377,764)	$64,688	$60,994

Earnings (loss) per share before cumulative effect of accounting change	$0.90	$0.58	$0.71	$0.67

Net income (loss) per share	$0.90	$(4.16)	$0.71	$0.67